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                                                                   EXHIBIT 10.10

                               RESTATEMENT AND
                      AMENDMENT TO CONSULTING AGREEMENT

    THIS RESTATEMENT AND AMENDMENT TO CONSULTING AGREEMENT ("Amendment"), is hereby made and entered into on the 25th day of August, 1999, by and among TrueVision Laser Center of Albuquerque, Inc., a New Mexico corporation; TrueVision International, Inc., a Delaware corporation, both with their principal office location at 1720 Louisiana Boulevard, Suite 100, Albuquerque, New Mexico (collectively "TrueVision"), and RB&A, LLC, (formerly known as RB&A, Inc.), or its assigns, with its address being at 3107 West Colorado Avenue, Suite 128, Colorado Springs, Colorado ("RB&A").

                                   RECITALS

    WHEREAS, TrueVision and RB&A previously entered in to a Consulting Agreement dated February 09, 1998 (the "Consulting Agreement"), where RB&A agreed to provide long term strategic planning, management consulting services, and marketing and finance expertise; and

    WHEREAS, TrueVision and the RB&A have negotiated certain changes in the terms of the Consulting Agreement, and each party thereto has agreed to change certain provisions of the Consulting Agreement by entering in to this Restatement and Amendment.

    NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and other good and valuable consideration, the sufficiency thereof is hereby acknowledged by these parties, TrueVision and RB&A agree as follows:

    1. SERVICES. RB&A has met all of the terms of the prior agreement and nothing further is required.

    2. COMPENSATION. The parties previously agreed to certain compensation to be paid to RB&A as set forth in the Consulting Agreement. As of the date of this Amendment, all such compensation has not been paid by TrueVision. By entering in to this Amendment RB&A & TrueVision agrees that upon completion of the following provisions the obligations of the Consulting Agreement will thereby be cancelled: (i) RB&A agrees to sell back to TrueVision the options described below; (ii), and in lieu of the options, RB&A agrees to be compensated by TrueVision as follows, in accordance with this Amendment:

    (a). RB&A agrees to sell to TrueVision and to surrender any and all claims in which RB&A has or may have to receive 1,000,000 options to purchase 1,000,000 shares of common stock of TrueVision's parent corporation, TrueVision International, Inc. ("TVI"), at a price of $.09 per share, in consideration for the following:

    (i). RB&A shall, on the date of execution of this Amendment, receive from TVI, 20,000 shares of TVI common stock in trade to TVI for 20,000 of said options;

    (ii). RB&A shall, on the date of execution of this Amendment, receive a cash payment of $31,800 as consideration for the sale to TVI of the balance of said options.


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RESTATEMENT & AMENDMENT TO CONSULTING AGREEMENT                           Page 2


    (iii). Additionally, for a period of four months from and after the date of this Amendment, and commencing on September 1, 1999, and continuing on the first day of each month thereafter through and including December 1, 1999, RB&A shall receive $6,000 each month for the four months following the date of this Amendment.

    3. ENTIRE AGREEMENT. This Amendment shall be in addition to the terms of the original Consulting Agreement heretofore entered in to by these parties. All provisions of the Consulting Agreement that are not in conflict with this Amendment shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its duly authorized officers, as of the day and year first above written.

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
TRUEVISION LASER OF ALBUQUERQUE, INC.       RB&A, LLC

By: /s/ John C. Homan                       By: /s/ S. Coury
    ----------------------------                --------------------------
        John C. Homan, President                S. Coury, Attorney-in-Fact
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